Exhibit 3.1.2

CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION
OF
WEGENER CORPORATION

Wegener Corporation (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

1.	That the name of the corporation is Wegener Corporation.

2.
That the Corporation’s Board of Directors has passed a resolution that the Certificate of Incorporation be hereby amended by amending Article FOURTH of the Certificate of Incorporation, so that it reads in its entirety:

“FOURTH:  AUTHORIZED SHARES.  The Corporation shall have the authority to issue Thirty Million (30,000,000) shares of common stock having a par value of $.01 per share, designated “Common Stock.”  The holders of Common Stock shall be entitled to elect all the members of the Board of Directors of the Corporation, and such holders shall be entitled to vote as a class on all matters required or permitted to be submitted to the stockholders of the Corporation.”

3.	That said amendment was duly adopted by the Shareholders of the Corporation in accordance with the provisions of Sections 242 and 211 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned, being the duly elected officer of the Corporation, has caused this Certificate of Amendment to be executed as of this 27th day of January, 2009.

WEGENER CORPORATION

/s/ J.Elaine Miller
J. Elaine Miller, Secretary